AMENDMENT NO. 3 TO RIGHTS AGREEMENT
Amendment No. 3, dated as of January 27, 2014 (this “Amendment”), to the Rights Agreement, dated as of July 16, 1998, as amended (the “Rights Agreement”), by and between Abercrombie & Fitch Co. (the “Company”) and American Stock Transfer & Trust Company, LLC, as duly appointed successor rights agent (the “Rights Agent”).
WITNESSETH
WHEREAS, the parties hereto desire to amend the Rights Agreement to advance the Final Expiration Date of the Rights to the close of business on January 28, 2014;
WHEREAS, pursuant to Section 27 of the Rights Agreement, on January 27, 2014, the Board of Directors of the Company approved an amendment to the Rights Agreement;
NOW, THEREFORE, the parties hereto agree as follows:
1.The definition of “Final Expiration Date” set forth in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

““Final Expiration Date” means the close of business on January 28, 2014.”
2.Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

3.Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

4.This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except that the rights and obligations of the Rights Agent shall be governed by the law of the State of New York.

5.The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect.

6.This Amendment shall be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Agreement transmitted electronically will have the same authority, effect and enforceability as an original signature.

7.This Amendment shall be effective as of the date first above written and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

8.The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

9.By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the effective time stated above.

ABERCROMBIE & FITCH CO.

By: /s/ Robert E. Bostrom
Name: Robert E. Bostrom
Title: Senior Vice President, General Counsel and Corporate Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By: /s/ Michael A. Nespoli
Name: Michael A. Nespoli
Title: Executive Director